EXHIBIT 10.3

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Triumph Group, Inc.

Executive Change in Control and General Severance Plan
for Executive and Management Employees
(Effective April 1, 2018)

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Table of Contents

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Article 1.	Establishment and Term of the Plan 1 1.1 Establishment of the Plan 1

1.2	Initial Term 1

1.3	Successive Periods 1

1.4	Change in Control Renewal 2

Article 2.	Definitions 2

Article 3.	Severance Benefits 9

3.1	Right to Severance Benefits 9

3.2	Description of Change-in-Control Severance Benefits 10

3.3	Description of General Severance Benefits 11

3.4	Coordination with Release and Delay Required by Code Section 409A 13

3.5	Retirement Plans 14

3.6	Deductions from Severance Benefits 14

3.7	No Demotion 14

3.8	Timing and Method of Payment 14

Article 4.	Sale of Business Unit 15

Article 5.	Covenants and Agreements 15

5.1	Covenants 15

5.2	Assistance with Claims 15

Article 6.	Certain Change in Control Payments 16

Article 7.	Legal Fees and Notice 17

7.1	Payment of Legal Fees 17

7.2	Notice 17

Article 8.	Successors and Assignment 17

8.1	Successors to the Company 17

8.2	Assignment by the Executive 17

Article 9.	Plan Administration 17

9.1	Plan Administrator 17

9.2	Records, Reporting and Disclosure 17

9.3	Discretion 18

Article 10.	Claims 19

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Article 11.	Miscellaneous 19

11.1	Indemnification 19

11.2	Employment Status 19

11.3	Code Section 409A. 19

11.4	Entire Plan 20

11.5	Severability 20

11.6	Tax Withholding 20

11.7	Beneficiaries 20

11.8	Payment Obligation Absolute 21

11.9	Contractual Rights to Benefits 21

11.10	Modification 21

11.11	Gender and Number 21

11.12	Controlling Law 21

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TRIUMPH GROUP, INC.
EXECUTIVE CHANGE IN CONTROL AND GENERAL SEVERANCE PLAN
FOR EXECUTIVE AND MANAGEMENT EMPLOYEES

Article 1.	Establishment and Term of the Plan
1.1Establishment of the Plan. Triumph Group, Inc. (the “Company”) hereby adopts this plan known as the “Triumph Group, Inc. Executive Change in Control and General Severance Plan for Executive and Management Employees” (the “Plan”). The Plan is effective as of April 1, 2018. The Plan provides General Severance Benefits and/or Change-in-Control Severance Benefits to designated executive and management employees of the Company or one of its Subsidiaries or Affiliates (each an “Executive” and collectively the “Executives”) upon certain terminations of employment from the Employer (as defined below).
The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control or other involuntary termination may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company or other involuntary termination.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). No employee contributions are required or permitted.
1.2Initial Term. This Plan commenced on April 1, 2018 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”).
1.3Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Plan Administrator may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period (such date, the “Notice Deadline”); provided however that the Company may not give such notice at any time when the Company is a party to an agreement which, if consummated, would result in a Change in Control. If such notice is properly delivered by the

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Company, this Plan shall automatically expire at the end of the Initial Term or Successive Period then in progress.
1.4Change in Control Renewal. Notwithstanding the provisions of Section 1.3 herein, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. This Plan shall thereafter automatically terminate following such two (2) year Change in Control renewal period; provided that such termination shall not affect or diminish the rights of Executives who become entitled to benefits or payments under this Plan prior to such termination.

Article 2.	Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Accountants” has the meaning set forth in Article 6.

(b)
“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

(c)
“Band 5 Executives” means, only for purposes of Change-in-Control Severance Benefits, the Band 5 Executive who may be set forth on Schedule A to this Plan from time to time. For purposes of this definition, if an Executive is included on Schedule A immediately prior to the Change in Control Period, such Executive shall be eligible for Change-in-Control Severance Benefits.

(d)
“Band 6 Executives” means those employees of an Employer designated as an Executive Vice President, and/or a direct report to the Chief Executive Officer immediately prior to a Change in Control, and such other employee who is designated as a Band 6, level 12 or 13 employee in the Employer’s human resources information system, in each case immediately prior to the Change in Control Period.

(e)	“Base Salary” means the greater of the Executive’s annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination or (ii) at the date of the Change in Control.

(f)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.7 herein.

(g)	“Board” means the Board of Directors of the Company.

(h)
“Cause” has the meaning set forth in the applicable Executive’s employment or similar agreement with the Employer or, if no such agreement is in effect, means (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness or

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(B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or a CIC Good Reason) to perform substantially the duties and responsibilities of the Executive’s position with the Employer after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities.

(i)	“CEO” means the Chief Executive Officer, a Band 7, level 14.

(j)	“Change in Control” means any of the following:

(i)
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated entity or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition;

(ii)
Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in

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connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body, as the case may be), of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(k)
“Change in Control Period” means the time period that begins six (6) months immediately prior to, and continues until the elapse of twenty-four (24) months immediately following a Change in Control of the Company.

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(l)	“Change-in-Control Severance Benefits” means the Severance Benefit described in Section 3.2.

(m)
“CIC Good Reason” for termination by the Executive of the Executive’s employment means the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company or the Employer, or failures by the Company or the Employer to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)
a significant adverse change or diminution in the Executive's authority, duties, responsibilities or reporting requirements as in effect immediately prior to the Change in Control Period or the assignment to the Executive of any duties or responsibilities which are inconsistent with such role or position(s) (including status, offices, titles, public company status and reporting requirements), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s), excluding for this purpose an isolated, insubstantial, inadvertent and immaterial action not taken in bad faith and that is remedied promptly after receipt of notice thereof given by the Executive;

(ii)
a reduction of more than ten percent (10%) in the Executive's total annual target compensation (as compared to the Executive's total annual target compensation immediately prior to the Change in Control), other than pursuant to an across-the-board reduction in total annual target compensation which applies to all similarly situated executives of the Company and any acquirer (and defining total annual target compensation for purposes of this definition as base salary and target annual cash incentive compensation (and not including equity or equity-based compensation));

(iii)
the failure to continue to provide the Executive with employee benefits substantially similar to those enjoyed by the Executive under any pension, life insurance, medical, health, accident and disability plans, or any retirement plan for which the Executive is eligible at the time of the Change in Control; or

(iv)
the Company or the Employer requiring the Executive to be based at an office that is greater than 35 miles from where the Executive's office is located immediately prior to the Change in Control except for required travel on the Employer's business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Employer prior to the Change in Control;

provided, however, that the Executive's termination of employment shall not be deemed to be for CIC Good Reason unless (A) the Executive has delivered to the Employer written notice describing the occurrence of one or more CIC Good Reason

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events within ninety (90) days of such occurrence, (B) the Employer fails to cure such CIC Good Reason event or events within thirty (30) days after its receipt of such written notice and (C) the Executive delivers to the Employer a notice of termination of employment for CIC Good Reason within thirty (30) days after the expiration of the 30-day cure period.

(n)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto, and the regulations thereunder.

(o)
“Company” means Triumph Group, Inc., a Delaware corporation, or any successor thereto as provided in Section 8.1 herein. The term “Company” shall include a subsidiary or affiliate of Triumph Group, Inc., including a Subsidiary or Affiliate of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

(p)	“Delay Period” shall have the meaning set forth in Section 3.4(b).

(q)
“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Whether an Executive has a Disability shall be determined by the Plan Administrator. The Plan Administrator may rely on any determination that an Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Employer in which an Executive participates.

(r)	“Effective Date” has the meaning set forth in Section 1.2.

(s)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.

(t)	“Employer” means the Company or any Subsidiary or Affiliate, as applicable.

(u)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)	“Executive” has the meaning set forth in Section 1.1.

(x)	“General Severance Benefits” means the Severance Benefits described in Section 3.3.

(y)
“Good Reason” means the Executive’s resignation if, without the Executive’s consent there is a relocation of the Executive’s principal place of employment to anywhere other than within 35 miles of the principal office where the Executive is then-located; provided, however, that the Executive’s termination of employment

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shall not be deemed to be for Good Reason unless (i) the Executive has delivered to the Employer written notice of intent to terminate for Good Reason within ninety (90) days of such occurrence, (ii) the Employer fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (iii) the Executive delivers to the Employer a notice of termination of employment for Good Reason within thirty (30) days after the expiration of the 30-day cure period.

(z)
“Highest Annual Bonus” means the higher of (i) the annual bonus in any of the most recent past three fiscal years and (ii) the annual bonus for the year of termination paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months).

(aa)	“Initial Term” has the meaning set forth in Section 1.2.

(bb)
“Management Executives” means (i) those employees of an Employer at Band 5 and Band 4, levels 11-8 for purposes of General Severance Benefits; and (ii) Band 5, other than those defined as Band 5 Executives for purposes of this Plan, and Band 4, all levels, for purposes of Change-in-Control Severance Benefits. For purposes of clause (ii) of this definition, the Executive’s Band and level, position or identity shall be such designation immediately prior to the Change in Control Period.

(cc)
“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(dd)	“Parachute Payment Ratio” shall have the meaning set forth in Article 6.

(ee)	“Plan” shall have the meaning set forth in Section 1.1.

(ff)
“Plan Administrator” means the Triumph Group, Inc. Administrative Committee as delegated by the Board to administer the terms of this Plan. In the event any member of the Administrative Committee is entitled to Severance Benefits under this Plan, or makes a claim for benefits under this Plan, the remaining members of the Administrative Committee shall act of the Plan Administrator for purposes of administering the terms of the Plan with respect to such Executive. The Plan Administrator may delegate all or any portions of its authority under the Plan to any other Person(s).

(gg)	“Proceeding” has the meaning set forth in Section 5.2.

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(hh)	“Qualifying Termination” means:

(i)	once a Change in Control actually occurs, if such event occurs within the Change in Control Period:

(A)
a termination of the Executive’s employment by the Employer other than a termination for Cause, death, or Disability that is, in any case, effected by a Notice of Termination delivered to the Executive by the Employer; or

(B)	a termination of the Executive’s employment for CIC Good Reason pursuant to a Notice of Termination delivered to the Employer by the Executive; or

(ii)
if such event occurs at any time that is prior to six (6) months immediately prior to a Change in Control, a termination of the Executive’s employment for Good Reason pursuant to a Notice of Termination delivered to the Employer by the Executive; or

(iii)
if such event occurs at any other time prior to a Change in Control, a termination of the Executive’s employment by the Employer for reasons other than Cause, death, or Disability pursuant to a Notice of Termination delivered to the Executive by the Employer.

(ii)	“Release Effective Date” shall have the meaning set forth in Section 3.1(d).

(jj)	“Severance Benefits” means the Change-in-Control Severance Benefits or General Severance Benefits (as applicable) as provided in Article 3 herein.

(kk)	“Severance Period” has the meaning set forth in Section 3.5.

(ll)	“Specified Employee” means any Executive described in Code Section 409A(a)(2)(B)(i).

(mm)
“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(nn)	“Successive Period” has the meaning set forth in Section 1.3.

(oo)	“Total Payments” has the meaning set forth in Article 6.

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Article 3.Severance Benefits
3.1Right to Severance Benefits.

(a)
Change-in-Control Severance Benefits. The Executive shall be entitled to receive from the Company Change-in-Control Severance Benefits, as described in Section 3.2 herein and on Exhibit A attached hereto, if the Executive is the CEO, a Band 6 Executive or a Band 5 Executive and a Qualifying Termination of the Executive’s employment has occurred within the Change in Control Period.

(b)
General Severance Benefits. The Executive shall be entitled to receive from the Company General Severance Benefits, as described in Section 3.3 herein and on Exhibit A attached hereto, if either (1) a Qualifying Termination of the Executive’s employment has occurred other than during the Change in Control Period, or (2) a Qualifying Termination occurs and the Executive is a Management Executive immediately prior to the Change in Control Period.

(c)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination.

(d)
General Release. As a condition to receiving Severance Benefits under either Section 3.2 or Section 3.3 herein, the Executive shall be obligated to execute a general waiver and release of claims in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company and such Subsidiaries and Affiliates substantially in the form attached to this Plan as Exhibit B, and any revocation period for such release must have expired, in each case within sixty (60) days of the date of termination. The date upon which the executed release is no longer subject to revocation shall be referred to herein as the “Release Effective Date”. Any payments under Section 3.2 or Section 3.3 shall commence only after the Release Effective Date, and in the manner provided in Section 3.4 and Section 3.8 herein.

(e)
No Duplication of Severance Benefits. If the Executive becomes entitled to Change-in-Control Severance Benefits, the Severance Benefits provided for under Section 3.2 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or agreements including, but not limited to, the Severance Benefits under Section 3.3 herein. Likewise, if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.3 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Company-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under Section 3.2 herein. Notwithstanding the foregoing, if a Change in Control occurs and an Executive has experienced a Qualifying Termination in the six months immediately prior to the Change in Control (i.e., in the Change in Control Period),

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the severance benefits due to such Executive shall automatically become the Change-in-Control Severance Benefits minus the General Severance Benefits actually paid prior to the date of the Change in Control closing. Such Change-in-Control Benefits shall be paid in accordance with Sections 3.3 and 3.4 of this Plan.

(f)
Retroactive Application of CIC Good Reason Termination. If, in the six (6) month period immediately preceding a Change in Control closing, an Executive terminated his or her employment based on events that would qualify as a CIC Good Reason termination, such Executive may provide notice to the Plan Administrator within ninety (90) days following the Change in Control and petition to receive Change-in-Control-Severance Benefits. If such Change-in-Control Severance Benefits are paid, Section 3.1(e) shall apply to negate any duplication of severance benefits.

3.2Description of Change-in-Control Severance Benefits. In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits, as provided in Section 3.1 herein, the Company shall provide the Executive with the following:

(a)
an amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination, which amounts shall be paid promptly after the Effective Date of Termination whether or not the Executive executes a release required by Section 3.1(d);

(b)	an amount equal to:

(i)	two (2) for the CEO;

(ii)	one and one-half (1.5) for Band 6 Executives; or

(iii)	one (1) for Band 5 Executives;
times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s Highest Annual Bonus;

(c)
acceleration and vesting, or lapse of forfeiture restrictions, as applicable, of all unvested equity awards or equity awards subject to forfeiture restrictions, whether annual awards, special, one-time or inducement awards, made to the Executive prior to the Effective Date of Termination, whether awarded under or outside of an equity compensation plan of the Company, with any performance-based awards vesting based upon an assumed achievement of all relevant performance goals at actual performance goal achievement; provided that if such actual achievement cannot be determined, then at target, as of the Effective Date of Termination; provided, however, if the Executive is a Management Executive, any acceleration and vesting shall be as set forth in the equity compensation plan under which any such equity awards were made; and

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(d)	payment on the Executive’s behalf of all or a portion of the Executive’s cost to participate in COBRA medical and dental continuation coverage for:

(i)	twenty-four (24) months following the CEO’s Effective Date of Termination for the CEO;

(ii)	eighteen (18) months following the Executive’s Effective Date of Termination for Band 6 Executives; and

(iii)	twelve (12) months for Band 5 Executives
such that in each case, the Executive pays the same monthly premium as in effect immediately prior to the Executive’s Effective Date of Termination; provided; that notwithstanding the above, if the Company’s subsidy would result in discrimination under any tax law, then the Company shall pay such monthly premiums as additional taxable compensation to the Executive, and these medical benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Plan Administrator in good faith. For purposes of enforcing this offset provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same; and

(e)	reimbursement of up to:

(i)	$50,000 for the CEO;

(ii)	$20,000 for Band 6 Executives; and

(iii)	$5,000 for Band 5 Executives
as reimbursement for outplacement services procured by the Executive from a reputable firm specializing in such services. Such reimbursement shall be paid in a manner which complies with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
3.3Description of General Severance Benefits. In the event the Executive becomes entitled to receive General Severance Benefits as provided in Section 3.1(b) herein, the Company shall provide the Executive with the following:

(a)
an equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination, which amounts shall be paid promptly after the Effective Date of Termination whether or not the Executive executes a release required by Section 3.1(d);

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(b)	an amount equal to:

(i)	two (2) for the CEO; or

(ii)	one (1) for Band 6 Executives;
times the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s target bonus opportunity in the year of termination; or

(iii)	for Management Employees, seventy-five one-hundredths (0.75) of the Executive’s Base Salary plus the Executive’s pro-rated annual target bonus opportunity in the year of termination;

(c)
acceleration and vesting, or lapse of forfeiture restrictions, as applicable, of all unvested equity awards or equity awards subject to forfeiture restrictions made to the Executive, whether annual awards, special, one-time or inducement awards:

(i)	for the CEO to the extent such awards were scheduled to vest in the eighteen (18) months immediately following the CEO’s Effective Date of Termination;

(ii)	for Band 6 Executives to the extent such awards were scheduled to vest in the twelve (12) months immediately following the Effective Date of Termination; and

(iii)
for Management Executives, to the extent such awards were scheduled to vest in the six (6) months immediately following the Effective Date of Termination, whether awarded under or outside of an equity compensation plan of the Company;

provided, however, for all Executives, any performance-based awards shall vest pro-rated at target based on the service completed during the applicable performance period;

(d)	payment on the Executive’s behalf of all or a portion of the Executive’s cost to participate in COBRA medical and dental continuation coverage for:

(i)	eighteen (18) months for the CEO following the CEO’s Effective Date of Termination;

(ii)	twelve (12) months following the Executive’s Effective Date of Termination for Band 6 Executives; and

(iii)	six (6) months for Management Executives
such that in each case, the Executive pays the same monthly premium as in effect immediately prior to the Executive’s Effective Date of Termination; provided; that notwithstanding the above, if the Company’s subsidy would result in discrimination

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under any tax law, then the Company shall pay such monthly premiums as additional taxable compensation to the Executive, and .these medical benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive is eligible to receive substantially similar benefits from a subsequent employer, as determined solely by the Plan Administrator in good faith. For purposes of enforcing this offset provision, the Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete, and timely information concerning the same; and

(e)	reimbursement of up to:

(i)	$25,000 for the CEO;

(ii)	$10,000 for Band 6 Executives; and

(iii)	$5,000 for Management Executives
as reimbursement for outplacement services procured by the Executive from a reputable firm specializing in such services. Such reimbursement shall be paid in a manner which complies with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(A).
3.4Coordination with Release and Delay Required by Code Section 409A.

(a)
To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Code Section 409A and this Plan shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the Release Effective Date (if applicable). To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment.

(b)
Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 3.1(d) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B)

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the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
3.5Retirement Plans. The provisions of any applicable qualified and/or non-qualified defined contribution or defined benefit plan maintained by the Company or the Employer pursuant to which an Executive is eligible to participate, shall control with respect to any recognition of service during any period in which the Executive is receiving Severance Benefits (the “Severance Period”) and the eligibility for benefits before, during and after the Severance Period.
3.6Deductions from Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company or an Employer by the Executive or the value of Company property that the Executive has retained in his possession, e.g., if an Executive (a) retained a company laptop or other property, or (b) used his corporate card for unauthorized personal purchases; provided that no such deductions shall be made with respect to terminations occurring on, or during the two year period following, a Change in Control. To the extent applicable, any such deduction from Severance Benefits shall be made in compliance with Code Section 409A. To the maximum extent allowed by applicable law, Executives are deemed, by their participation in this Plan and execution of a release required by Section 3.1(d) (which is a pre-condition to receipt of severance benefits hereunder), to have consented in writing to such deductions.
3.7No Demotion. For the avoidance of doubt, the Band and level of each Executive immediately prior to the commencement of the Change in Control Period shall determine the Change-in-Control Severance Benefits to be paid hereunder on a Qualifying Termination, and no demotion of the Executive during the Change in Control Period shall impact such Change-in-Control Severance Benefits; provided, however, if the Executive is promoted to a higher Band or level during the Change in Control Period and has a Qualifying Termination after such promotion, the Change-in-Control Severance Benefits shall be paid at such promoted Band or level.
3.8Timing and Method of Payment. Subject to Section 11.3:

(a)
General Severance Benefits. General Severance Benefits (cash benefits under Section 3.3 herein, other than 3.3(a)), subject to Section 11.3 below, shall be paid periodically, in prorated installments on a bi-weekly basis in accordance with the Company’s or Employer’s normal payroll cycle, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, over the Executive’s Severance Period. The first installment (including any retroactive installments) shall begin no later than sixty (60) days after the Executive’s Termination Date, subject to the Executive’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period.

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(b)
Change-in-Control Severance Benefits. Subject to Article 6 and Section 11.3 below, Change-in-Control Severance Benefits (benefits under Section 3.2 herein) shall be paid in a single lump sum cash payment, less withholding for all applicable Federal, state and local taxes and other applicable withholdings and deductions, no later than sixty (60) days after the Executive’s Termination Date, subject to the Executive’s execution of a Release and, if applicable, the expiration of any revocation period for such Release within such 60-day period.

(c)
General Rules. In the event of an Executive’s death after he becomes entitled to Severance Benefits under the Plan, but prior to full payment of all Severance Benefits due to such Executive, any remaining Severance Benefits due to the Executive under Section 3.2 or Section 3.3 herein shall be paid to the Executive’s estate in a lump sum payment within sixty (60) days following written notification of the Executive’s death. Interest will not be credited on any unpaid Severance Benefit due to an Executive. Payment(s) shall be made by direct deposit or by mailing to the last address provided by the Executive to the Company or Employer or such other reasonable method as determined by the Plan Administrator.

Article 4.Sale of Business Unit
An Executive shall not be deemed to have terminated employment hereunder merely because the Company sells the division, subsidiary or other business unit by which the Executive is employed if the purchaser assumes the Plan with respect to such Executive in accordance with Section 8.1.

Article 5.	Covenants and Agreements
5.1Covenants. This Plan shall have no effect on the validity or enforceability by the Company or its Subsidiaries or Affiliates of any and all confidentiality, assignment of inventions, non-solicitation, non-competition, non-disparagement and cooperation covenants of the Executive made under any other plan, agreement or other instruments between the Executive and the Company or one of its Subsidiaries or Affiliates. Any such covenants shall remain in full force and effect for the time period(s) set forth in such other plan, agreement or instrument, or if no time period is so set forth, perpetually.
5.2Assistance with Claims.

(i)
Each Executive agrees, that, during and after the Executive’s employment by the Company or Employer, the Executive shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Executive’s services.

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(ii)
Each Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.

(iii)
Each Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation.

Article 6.Certain Change in Control Payments
Notwithstanding any provision of the Plan to the contrary, if any payments or benefits an Executive would receive from the Company or Employer under the Plan or otherwise in connection with the Change in Control (the ”Total Payments”) (a) constitute “parachute payments” within the meaning of Code Section 280G, and (b) but for this Article 6, would be subject to the excise tax imposed by Code Section 4999, then such Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such individual’s “base amount” (as such term is defined in Code Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable Federal, state, local income and employment taxes and the excise tax imposed by Code Section 4999, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Article 6 shall be made in writing by the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Executive and the Company. For purposes of making the calculations required by this Article 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Code Sections 280G and 4999. If there is a reduction pursuant to this Article 6 of the Total Payments to be delivered to the applicable Executive, the payment reduction contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Code Section 280G and the denominator of which is the actual present value of such payment.

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Article 7.	Legal Fees and Notice
7.1Payment of Legal Fees. In the event of a dispute arising under the Plan following a Change in Control, the Company shall reimburse an Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in reasonably asserting any claims or defenses under this Plan. With respect to other disputes, each party shall bear their own costs.
7.2Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or Employer or, in the case of the Company, at the address set forth in Section 9.1.

Article 8.	Successors and Assignment
8.1Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.
8.2Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If an Executive has not named a Beneficiary, then such amounts shall be paid to the Executive in accordance with the Company’s regular payroll practices or to the Executive’s estate, as applicable.

Article 9.	Plan Administration
9.1Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.
The Plan Administrator can be contacted at the following address:
c/o Triumph Group, Inc.
899 Cassatt Road, Suite 210
Berwyn, PA 19312
Attn: Senior Vice President, Human Resources
9.2Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Executives and former Executives and all other records necessary for the proper operation of the Plan. All Plan records shall be made

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available to the Company and to each Executive for examination during business hours except that an Executive shall examine only such records as pertain exclusively to the examining Executive and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
9.3Discretion. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator shall be made in its sole and absolute discretion, subject to the terms of the Plan and applicable law, and need not be uniformly applied and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, with respect to denied claims for Severance Benefits. Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Plan Administrator, the Company specifically intends that the Plan Administrator and its duly authorized delegates have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. The decisions by the Plan Administrator or any delegates shall be conclusive and binding, and any interpretation, determination, or other action by them is intended to be subject to the most deferential standard of review. Such standard of review is not to be affected by any real or alleged conflict of interest on the part of the Plan Administrator or its delegates. In addition to the duties and powers described hereunder and elsewhere in this Plan, the Plan Administrator or its delegate is specifically given the discretionary authority and such powers as are necessary for the proper administration of the Plan, including, but not limited to, the following: (i) to resolve ambiguities or inconsistencies; (ii) to supply omissions and the like; (iii) to make determinations, grants, or denials of the amount, manner, and time of payment of any Severance Benefits under the terms of the Plan; (iv) to authorize its agents or delegates to execute or deliver any instrument or make payments on the Plan Administrator’s behalf or with respect to the Plan; (v) to select and retain counsel, service providers and vendors, employ agents, and provide for such clerical, accounting, actuarial, legal, consulting and/or claims processing services as it deems necessary or desirable to assist the Plan Administrator in the administration of the Plan; (vi) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, summary plan descriptions and other information explaining the Plan; (viii) to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as the Plan Administrator deems reasonable and appropriate; (ix) to receive, review and keep on file, as the Plan Administrator deems necessary or appropriate, reports of Plan payments and reports of disbursements for expenses; and (x) in general to decide and/or settle questions and disputes, and all such authorizations, interpretations, determinations, decisions and settlements shall be final and binding for purposes of the Plan.
Notwithstanding any of the foregoing, if a dispute arises with respect to the payment of Severance Benefits after a Change in Control, the standard of review shall be de novo in any court proceeding.

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Article 10.	Claims
If an Executive believes that he is entitled to severance benefits under the Plan which are not being paid, the Executive may submit a written claim for payment to the Plan Administrator. The Executive must make an initial claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits must be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit being claimed. If the claim is denied, the Plan Administrator shall, within a reasonable period of time, provide the Executive with a written notice of denial. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. The Executive may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Plan Administrator shall provide the Executive with a written decision upon such request for review of a denied claim. The decision of the Plan Administrator upon such review shall be final; provided, however, the Executive shall have the right to pursue adjudication of a claim in a court of competent jurisdiction once this appeal process is complete.

Article 11.	Miscellaneous
11.1Indemnification. To the maximum extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.
11.2Employment Status. Except as may be provided under any other agreement between the Executive and the Company or Employer, the employment of any Executive by the Company or Employer is “at will” and may be terminated by either the Executive or the Company or Employer at any time, subject to applicable law.
11.3Code Section 409A. Notwithstanding anything herein to the contrary, if and only to the extent any payment or benefit constitutes “nonqualified deferred compensation” as defined in Code Section 409A, then:

(a)
All expenses or other reimbursements or in-kind benefits under this Plan shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by the Executive, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount.

(b)	The Executive’s right to receive any installment payment pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

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(c)
Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)
A Qualifying Termination shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a Qualifying Termination unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “ Qualifying Termination,” “termination of employment” or like terms shall mean “separation from service.”

(e)	No payment will be subject to offset unless otherwise permitted by Code Section 409A.

(f)
Notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Executive could execute the release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the succeeding calendar year.

11.4Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company or Employer and the Executive, and all amendments thereto, in their entirety. Notwithstanding the foregoing, if the Executive has entered into any agreements or commitments with the Company with regard to Confidential Information, noncompetition, nonsolicitation, or nondisparagement, such agreements or commitments will remain valid and will be read in harmony with this Plan to provide maximum protection to the Company. The Company will address the coordination of this Plan with existing agreements and severance plans.
11.5Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.
11.6Tax Withholding. The Company or Employer may withhold from any benefits payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
11.7Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

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11.8Payment Obligation Absolute. Except as provided in Section 3.6, the Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.
11.9Contractual Rights to Benefits. This Plan establishes and vests in the Executives a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
11.10Modification. The Plan may be amended or terminated by the Board in any manner and at any time, provided (a) that the termination of the Plan shall be subject to the provisions of Section 1.3 and Section 1.4 and (b) no termination or amendment of the Plan will be permitted during (i) any period when the Company is party to an Agreement which, if consummated, would result in a Change in Control or (ii) during the two year period immediately following a Change in Control, in either case to the extent such amendment adversely alters or impairs any rights or obligations of an Executive under the Plan.
11.11Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
11.12Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Delaware (without reference to principles or provisions governing conflicts of laws) to the extent not preempted or superseded by Federal laws of the United States. Any provision of this Plan that is determined by a court to be in conflict with any applicable Federal or State laws shall be deemed amended by this paragraph to conform to the minimum requirements of such laws, except to the extent they are preempted by ERISA.
IN WITNESS WHEREOF, the Company has executed this Plan on this May 29, 2018.
TRIUMPH GROUP, INC.

/s/ Daniel J. Crowley
Name: Daniel J. Crowley
Title: President and Chief Executive Officer

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Exhibit A
Executive Plan Severance Benefits
(see attached)

EXHIBIT A

III. Severance Design

Triumph Group

	Without Cause				Change in Control (requires double trigger)				
	CEO	Executive	Mgt	Standard	CEO	Executive	Exc. Mgt	Mgt	Standa rd
Band (Job Level)	7 (14)	6 (13&12)	5 & 4 (11-8)	3 & below (7-1)	7 (14)	6 (13&12)	5 (11)	5 (10)	4, 3 & below
Headcount Eligible	1	12	525	6,030	1	12	By exception & CMDC approval	52	6,453
Base	2.0x	1.0x	.75x	1 w/yr, *min 4 wks max 12 wks*	2.0x	1.5x	1.0x	**Same terms as regular without cause severance**	
Bonus	2.0x	1.0x	Prorate @ target	Prorate @ target	2.0x	1.5x	1.0x		
Annual Equity								**No Good Reason Provision**	
RSU	18 mth window	12 mth window	6 mth window	N/A	All unvested	All unvested	All unvested	**Per Existing Equity Plan Requirements**	
PSU	Prorated at target based on service completed during performance period			N/A	All Unvested at performance if able to determine, otherwise target				
Inducement Equity									
RSU	18 mth window	12 mth window	6 mth window	N/A	All unvested	All unvested	All unvested		
PSU	Prorated at target based on service completed during performance period			N/A	All Unvested at performance if able to determine, otherwise target				
COBRA	18 mths	12 mths	6 mths	N/A	24 mths	18 mths	12 mths		
Outplacement	$25k	$10k	$5k	$1k	$50k	$20k	$5k	$1k	

1

Exhibit B
Form of Release
(see attached)

Exhibit B

FORM OF CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
This Confidential Separation and General Release Agreement (“Agreement”) is executed by and between Triumph Group, Inc. (“Company”) and __________ (“Executive”).
WHEREAS Executive has been employed by the Company;
WHEREAS Executive has experienced a Qualifying Termination as defined in the Triumph Group, Inc. Executive Change in Control and General Severance Plan for Executives and Management Employees (the “Plan”);
IT IS HEREBY AGREED by and between the parties as follows:
1.Employment Status. Executive agrees that [he][she] experienced a Qualifying Termination under the Plan, effective _______ __, ____. Executive agrees that [he][she] has received all wages, personal time off pay, vacation pay and other compensation and benefits due to [him][her] by virtue of [his][her] employment with the Company, including, without limitation, the applicable Severance Benefits as defined in the Plan. Executive understands the Company will have no obligation to rehire, reemploy, reinstate, recall or hire Executive in the future.
2.Separation Payment. In consideration of Executive signing and not revoking this Agreement, the Company will pay Executive the applicable Severance Benefits under the Plan (“Separation Payment”). This Separation Payment shall be paid in accordance with the provisions of the Plan. Executive acknowledges that this Separation Payment constitutes valuable consideration to which [he][she] would not otherwise be entitled.
3.Release of Claims. In consideration of the Separation Payment, and for other good and valuable consideration, Executive releases the Company, its parents, subsidiaries, affiliates, and all related entities, and its and their past and present officers, directors, employees, agents, predecessors, successors and assigns (“Releasees”), from all claims that Executive ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted from the beginning of time through the date of this Agreement. This release includes but is not limited to the following:

•	Claims arising under the Americans with Disabilities Act;

•	Discrimination, interference or retaliation claims arising under the Family Medical Leave Act;

•	Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, and the federal Equal Pay Act;

•	Claims arising under the Genetic Information and Non-Discrimination Act;

•	Claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or state anti-discrimination statutes;

•	Claims arising under the Executive Retirement Income Security Act;

•	Whistleblower claims arising under state or federal law;

•	Claims arising under the United States Constitution;

•	Claims arising under the National Labor Relations Act, Uniformed Services Employment and Reemployment Rights Act, and the Occupational Safety and Health Act;

•	Claims arising under the Worker Adjustment Retraining and Notification Act;

•	Claims arising under any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized; and

•
Claims for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.

Executive also agrees that this release should be interpreted as broadly as possible to achieve [his][her] intention to waive all of [his][her] claims against the Releasees.
4.Claims Not Released. Notwithstanding any other provision of this Agreement, the following are not barred by the Agreement: (a) claims relating to the validity of this Agreement; (b) claims by either party to enforce this Agreement; (c) claims under any state workers’ compensation or unemployment law; (d) Claims under the Plan; and (e) claims that legally may not be waived. Further, it is understood and agreed that this Agreement does not bar Executive’s right to file an administrative charge with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the United States Department of Labor (DOL), the National Labor Relations Board (NLRB), or any other federal, state or local agency; prevent [him][her] from reporting to any government agency any concerns [he][she] may have regarding the Company’s practices; or preclude [his][her] participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency, although the Agreement does bar [his][her] right to recover any personal relief (including monetary relief) if [he][she] or any person, organization, or entity asserts a charge or complaint on [his][her] behalf, including in a subsequent lawsuit or arbitration.
5.No Future Payments Except Those Described Herein. Except as set forth in this Agreement, it is expressly agreed and understood by the parties that the Company does not have, and will not have, any obligation to provide Executive at any time in the future with any bonus or other payments, benefits, or consideration other than those set forth in the Agreement and other than those to which Executive may be entitled under the Company’s benefit plans, including 401(k) plan, if applicable. Executive acknowledges that no portion of the Separation Payment shall be made to a 401(k) plan.
6.No Admission of Liability. Executive agrees and acknowledges that this Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty allegedly owed by the Company to Executive. The Company specifically disclaims any liability to Executive on any basis. The execution of this Agreement by the Company is a voluntary act to provide an amicable conclusion to its employment relationship with Executive.
7.Confidentiality. Executive agrees to keep the existence, terms, and conditions of this Agreement strictly confidential and not to disclose them to anyone, including current and former Company employees, except that Executive may disclose them to [his][her] spouse, tax advisor, or attorney after first obtaining that individual’s agreement to keep the information confidential and not disclose it to others.
8.Integration and Modification. This Agreement contains all of the promises and understandings of the parties. There are no other agreements or understandings except as set forth herein, and this Agreement may be amended only by a written agreement signed by all the parties.
9.Advice to Consult Legal Representation. Executive is advised to consult with legal counsel of Executive’s choosing, at Executive’s own expense regarding the meaning and binding effect of this Agreement and every term hereof prior to executing it.
10.Governing Law and Jurisdiction. This Agreement shall be enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to any principles of choice of law that may otherwise be applicable, except to the extent superseded by federal law (e.g. ERISA). Executive hereby consents and agrees to the jurisdiction before a court of law in the Commonwealth of Pennsylvania.
11.Waiver. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement, any such waiver shall not operate as a waiver of any other subsequent breach of this Agreement.
12.Successors. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.
13.Severability. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
14.Executive Acknowledgement. Executive acknowledges that:
(a)Executive has read this Agreement and has had an opportunity to discuss it with individuals of Executive’s own choice, who are not associated with the Company;

(b)The Company has advised Executive to consult with an attorney of Executive’s own choosing;
(c)Neither the Company nor its agents, representatives or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in the Agreement;
(d)Executive has the intention of releasing all claims recited herein in exchange for the enhanced benefits described herein, which Executive acknowledges as adequate and satisfactory and in addition to anything to which Executive otherwise is entitled; and
(e)Executive has returned all things in Executive’s possession or control relating to the Company’s business, including but not limited to a Company-issued cell phone, laptops, files, all materials relating to any client, keys, badges, or other identification, reports, correspondence, manuals, ledgers, or other proprietary material pertaining to the Company.
15.Consideration Period. Executive acknowledges that Executive has been provided with at least twenty-one (21) calendar days following [his][her] receipt of this Agreement to consider the offer of this Agreement prior to entering into it. Executive acknowledges that any modifications, material or otherwise, made to this Agreement will not restart or extend this twenty-one (21) calendar day period. Executive agrees to notify the Company of acceptance of this Agreement by delivering a signed copy to the Company, addressed to the attention of SVP, Human Resources at 899 Cassatt Road, Suite 210, Berwyn, PA 19312. Executive understands that the entire twenty-one (21) calendar day period may be taken to consider this Agreement. Executive may return this Agreement in less than the twenty-one (21) calendar day period. By signing and returning this Agreement, Executive acknowledges that the consideration period afforded Executive was a reasonable period of time to consider fully each and every term of this Agreement, including the general release set forth in Paragraph 3.
16.[Reserved][Revocation Period. Executive acknowledges that [he][she] shall have seven (7) calendar days after signing this Agreement to revoke this Agreement if [he][she] chooses to do so. If Executive elects to revoke this Agreement, [he][she] shall give written notice of such revocation to the Company by delivering it to the SVP, Human Resources at the above address, in such a manner that it is actually received within the seven-day period.]

____________________ expressly acknowledges that[he][she] has read the foregoing, that [he][she] has had sufficient time to review this Agreement with an attorney of [his][her] choosing, that [he][she] understands the Agreement’s terms and conditions and that [he][she] intends to be legally bound by it.

___________________________            TRIUMPH GROUP, Inc.

___________________________________        ___________________________________
Printed                            By:
Name:
Title:
___________________________________
Signature

Date: _____________________            Date: _____________________